CONSULTING AGREEMENT

1.	Introduction. This Agreement is effective 12/10/2000, (The "Effective Date")
between Globus International Corp., and its subsidiaries (collectively referred to as Globus) with offices at Two World Trade Center, Suite 2400
New York, NY 10048 and Civilization Communications Inc., 33 West Hawthorne
Avenue, Valley Stream, NY 11580 and its Consultants (collectively referred to as Civcom) to provide business advice and consulting services provided and to be provided by Civcom, and its staff including Henry A Schwartz,
Chairman and Barry Schwartz, President of Civcom.

2.	Consulting Services.  Civcom shall provide the following services:

Advise the restructure of Globus business plans as well as advise Globus to restructure the number of Globus securities currently issued and/or that may be required to be issued regarding future acquisitions and mergers.

*	Develop and analyze the valuation of the new B-to-B software.
currently represented on the web site www.e-globusnet.com/idx.html to be acquired by Globus through a license or the acquisition of the company that developed operating B-to-B software.

*	Establish a new Business Plan leading the projections of
revenues and expenses that aid Globus to increase its business and earnings related to the Internet use of Mo-B reaching major buyers/sellers in eastern Europe, Central and South America initially.

1.	Establish a new Private Placement Offering directed to
institutional or private accredited investors in accordance with Securities and Exchange Commissions Regulation D Rules 505 ,

2.	Seek and introduce other companies and/or products that can be acquired by Globus through acquisitions in technical, areas including a presentation to IIya Drapkin's company, Southwest
Semiconductors, ICON high speed switches to aid in Internet connections in Globus' operating B-to-B programs, multiple language Distance Learning programs for major companies, Satellite interconnections to lower costs and increase higher speed internet and Telephony traffic etc.

3. 	Retained as Consultant.. Globus hereby retains Civcom and Civcom accepts such retainer as Consultant subject to, and in accordance with, the terms and conditions of this Consulting Agreement.

4. 	Consulting Term. Globus hereby retains Civcom as a Consultant to commence upon the Effective Date hereof and shall continue for a period of six (6) months (or terminated prior to 6 month period pursuant to paragraph 8 below ).
In the event that both Parties agree in writing of their intent to renew the contract for a continuing one (1) year period, this Agreement shall be automatically renewed for a successive one (1) year term.

5. 	Fee Compensation. Fees payable to Civcom for consulting services shall be provided and calculated as follows.

       (a) In lieu of a cash payment fee to Civcom for services provided, Globus shall issue 50,000 shares of free-trading common stock payable. to the. principals of Civcom, Henry Schwartz 25,000 shares and Barry Schwartz 25,000 shares. These shares will be issued in accordance with Securities Exchange Commission's form Registration
S-8 and will be issued not later than December 29, 2000.

       (b) In lieu of additional cash payment fees to Civcom, Globus shall issue additional 150,000 shares of free-trading common stock payable to the principals of Civcom, 75,000 shares to Henry
Schwartz and 75,000 shares to Barry Schwartz payable upon Globus completing any transaction relating to any form of letters of credit, loans, services, leases, acquisitions and/or mergers, product sales and management services in these areas. These shares will be issued in accordance with Securities Exchange Commission's form Registration S-8 and will be issued to a mutually acceptable escrow agent not later than December 29, 2000 to be delivered to Civcom principals upon. the conclusion of any of the above activities when and if completed in accordance with the terms of this Agreement.

       (c) Upon tire completion of any transaction accepted by Globus relating to any proceeds received by Globus from any letters of credit, loans, or products sold, and/or any leases, or licenses, acquisition and/or mergers or joint ventures with any third parties introduced to Globus by Civcom. Globus shall additionally pay to Civcom five percent (5%) of any proceeds in cash or kind received by Globus.

            (i) Civcom may accept payment in any additional number of Globus shares of common stock that is to be issued to Civcom upon properly filed with the SEC under form S-8 Registration. Any number of such shares accepted in payment by Globus to Civcom in lieu of a cash payment shall be calculated by the gross proceeds received by Globus and divided by 60% of market value of Globus free-trading shares of common stock.

6.  	Expenses.   Globus shall pay directly any fees due and payable to
Ruffa & Ruffa acting as an Escrow Agent for 150,000 free-trading Globus common stock in accordance with paragraph 5 (c)and (d) hereinabove and or providing a letter opinion in the acceptance or amendment of Globus filed S-8 and:

      (a) Globus shall reimburse Civcom's reasonable and necessary expenses incurred in furtherance of Globus' business. As a condition to such reimbursement Civcom shall provide Globus with such statements and documentation of the amount, character and necessity of the expenditure as Globus's accountants deem appropriate to meet the standard under the Internal Revenue
Code (Code), Regulations and Revenue Rulings (Rulings). Reimbursement of any such expenses shall be first approved by Globus prior to any expense exceeding $100 may be incurred by Civcom.

7.	Civcom's Other Duties. Civcom as well Henry Schwartz's and/or
Barry Schwartz's duties as Globus' business advisors, negotiators. technical supporters and providing selected bridging activities between Globus business activities with third parties, lawyers and/or accountants shall include the services to be provided to Globus by Civcom. Such services shall also include but not be limited to:

        (a) responsibility for overseeing the activities of properly promoting and development of Globus' successful transactions, government liaison, public relations, development of Globus communication facilities, and such planning for outside activities relating to Globus' successful transactions.

        (b) CIVCOM shall devote its best efforts, attention and energies to performing its consulting services and duties hereunder during the term of this Agreement and any renewable thereof.


8. Termination of Consulting Agreement Unless otherwise agreed to in writing by the parties hereto, Civcom's consulting services hereunder may be terminated by Globus prior to the expiration of the term or of the extended term of this Agreement and Globus shall have no further obligations to Civcom except as provided for hereunder with respect to the continuation of any fees and/or securities upon the occurrence of either of the following:

        (a) Non performance of services of Civcom and/or Henry Schwartz to Globus in case of his incompetency or death; or

        (b). Any "cause." related to Civcom's activities. For the purpose of this paragraph, "cause" shall mean the substantial and repeated failure of Civcom to carry out the directions of Globus' Board of Directors.

9. 	Arbitration. In the event of a dispute as to the
entitlement to or amount of any fees and/or securities compensation or other economic benefits due Civcom under this Agreement, that dispute shall be submitted to arbitration before three arbitrators in New York City by the American Arbitration Association under their then existing rules end regulations. The award of the majority of such arbitrators shall be binding upon Globus and/or Civcom.

10.	Entire Agreement. This instrument is the entire
Agreement of Globus and Civcom pertaining to Consultant's Retainer for services. Oral changes will have no effect. It may be altered only by a written agreement signed by the party against whom enforcement of any waiver, change, modification. extension or discharge is sought.

IN WITNESS WHEREOF, the parties have signed this Agreement this 12-19,2000.



Civilization Communications Inc.   	Globus International Resources Corp



/s/____________________________	   	/s/_______________________________
   Chairman                            President